October 6, 2010

For Immediate Release

Contact:                 Brad Captain                                                                Ling Wang
Corporate Communications                                        Banking & Investor Relations
brad.captain@nrucfc.coop                                         ling.wang@nrucfc.coop
703-709-6725                                                                  703-709-2053

CFC Subsidiary Assumes Control of USVI Assets

Herndon, Va.—The transfer of control of the U.S. Virgin Islands-based operating businesses of Innovative Communication Corporation (Innovative) to Caribbean Asset Holdings (CAH), a subsidiary of National Rural Utilities Cooperative Finance Corporation (CFC), was completed today.

The official transfer follows completion of required regulatory approvals and final U.S. federal bankruptcy court approval granted in an opinion and order issued by Judge Judith K. Fitzgerald on August 17, 2010. Today’s closing also comes after satisfactory resolution of other proceedings in U.S. Virgin Islands courts.

CAH now owns the telecommunications operating divisions and subsidiaries that include the local telephone company, Virgin Islands Telephone Corporation (Vitelco), St. Thomas Cable, St. Croix Cable and Vitelcom Cellular. Although regulatory and court approvals have been received, in order to ensure an orderly transition, the transfer of control of the Innovative companies located in the British Virgin Islands and St. Maarten will take place in the coming months.

“This is a milestone day,” CFC Chief Financial Officer Steven Lilly said. “CFC recognizes that this has been a long process for us, Innovative’s employees and customers, the people of the Virgin Islands and other critical stakeholders.”

“CFC thanks Governor John de Jongh, the commissioners, staff and consultants of the Virgin Islands Public Services Commission and other public officials who were supportive throughout this process,” Lilly continued. “We also commend Innovative Trustee Stan Springel and his team for their efforts that brought us to this day.”

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CFC has installed a new executive management team at CAH. This team is based in the U.S. Virgin Islands and led by Seth R. Davis, who will serve as the chief executive officer. He is joined by J. Robert Gary, chief financial officer; Terry Falls, senior vice president of network operations; Michael D. Soileau, senior vice president of sales, marketing and customer experience; and Anna Marie Lanham-Brown, senior vice president of information technology. This executive team has been secured under an agreement with FTI Consulting, Inc. (FTI), a global business management firm that advised CFC during the credit bid process.

“The CAH team recognizes the challenges that lay ahead for us, and we are ready to get to work alongside our valued Innovative employees to rebuild all the core components of this enterprise and better serve our customers,” Davis said. “To our employees, thank you for your continued hard work and support. CAH’s overall goal is to improve the infrastructure of the Innovative businesses in order to bring VI customers and businesses an upgraded network and enhanced services.”

In September 2007, Judge Fitzgerald placed Innovative, a holding company for a number of media and telecommunications ventures, into Chapter 11 bankruptcy and appointed Stan Springel to be the trustee of the bankrupt estate. The judge’s actions followed Innovative’s inability to satisfy its obligations to its creditors, including CFC’s affiliate Rural Telephone Finance Cooperative.

About CFC
National Rural Utilities Cooperative Finance Corporation (CFC) (NYSE: NRU),
(NYSE: NRC) is a non-governmental cooperative that provides capital and industry-leading financial products to the nation’s rural utility systems. With more than $20 billion in assets, CFC is committed to providing unparalleled industry expertise, flexibility and responsiveness to serve the needs of its member-owners. CFC can be found online at nrucfc.coop.

About CAH
Caribbean Asset Holdings (CAH) is a subsidiary of CFC created to manage and operate the Virgin Islands telecommunications assets CFC acquired through bankruptcy proceedings with Innovative Communications Corporation. CAH staff will oversee the daily management and operations of the Innovative companies.

About FTI
FTI Consulting, Inc. (NYSE: FCN) is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 3,500 professionals located in most major business centers in the world, FTI works closely with clients every day to anticipate, illuminate, and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring.
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Biographies of CAH Leadership

Seth R. Davis | Chief Executive Officer
Seth Davis will serve as the chief executive officer for CAH. Mr. Davis has more than
30 years of experience working with national and multi-national companies in a variety of industry sectors such as cable television, broadband, telecommunications, technology and media. He has significant experience providing interim management, crisis management, turnaround consulting, operations, due diligence, creditor advisory and financial/operational restructuring services. He worked previously for a number of companies in the cable sector, including USOL Holdings, Inc., Cable Plus LP and MultiVisions, Inc. Mr. Davis studied telecommunications at the University of Alaska, and geology at the University of Southern California. He also holds an M.B.A. from Vanderbilt University.

J. Robert Gary | Chief Financial Officer
Robert Gary will serve as chief financial officer for CAH. Mr. Gary has more than 30 years of broad business experience serving as a senior financial and operations executive to companies experiencing operational or financial challenges created by rapid growth or economic pressures. He worked previously for a number of companies, including CompUSA, Docucorp International, Safety Kleen, the Bombay Company and Simon & Schuster. Mr. Gary holds a B.B.A. in accounting from the University of North Texas.

Terry R. Falls | Senior Vice President, Network Operations
Terry Falls will serve as senior vice president of network operations for CAH. Mr. Falls has extensive communications industry experience including telecommunications, cable television, broadband data and wireless. Previously Mr. Falls worked at Advantex Communications, Cable Plus and GTE.

Michael D. Soileau | Senior Vice President, Sales, Marketing and Customer Experience
Michael Soileau will serve as senior vice president of sales, marketing and customer experience for CAH. Mr. Soileau has more than 15 years of experience in the telecommunications industry. He worked previously for Comcast, its predecessor ATT Broadband and OpTel. Mr. Soileau holds a B.A. in international business from the University of Texas at Austin.

Anna Marie Lanham-Brown | Senior Vice President, Information Technology
Anna Marie Lanham-Brown will serve as senior vice president of information technology for CAH. Mrs. Lanham-Brown has more than 25 years of senior management leadership with the last 15 years of experience in the telecommunication industry. She worked previously for TelePacific Communications. Mrs. Lanham-Brown has a B.A. in computer science from the University of Illinois and is Six Sigma Black Belt and PMI certified.

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